EXHIBIT 11


                SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                      YEAR (53 WEEKS) ENDED JANUARY 3, 1999

Net income                                                          $   831,117
Preferred share accretion                                              (110,644)
                                                                    ===========
Net income for the computation of per share earnings                $   720,473
                                                                    ===========

Basic net income per share of common stock                          $      0.16
                                                                    ===========

Diluted net income per share of common stock                        $      0.15
                                                                    ===========

Weighted average common stock issued and outstanding                  4,447,881

Options and warrants granted:

                                Number of         Exercise Price
             Date          Exercisable Shares        Per Share

          April 23, 1996         360,793          $5.00 to $5.75          28,743
           June 30, 1995         350,000                  $ 3.15         215,774
           June 30, 1995          75,000                  $ 3.75          40,759
      September 19, 1995         200,000                  $ 3.50         114,777
        February 1, 1996         150,000                  $ 3.50          72,386
            May 13, 1996         210,000                  $ 6.00          37,732
                                                                       ---------
                                                                       4,958,052
                                                                       =========

* Diluted net income per common share is computed by dividing net income by the weighted average number of shares of common stock and dilutive options and warrants using the treasury stock method.